Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX ACQUIRES BUDESONIDE PRODUCTS FROM DR. FALK PHARMA

RALEIGH, NC, March 13, 2008—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that Dr Falk Pharma has granted Salix a license to its family of budesonide products in the United States, which includes a patent-protected budesonide rectal foam and a budesonide gastro-resistant capsule. The products are approved and marketed in Europe, in the United Kingdom and Germany. In the United States the rectal foam and gastro-resistant capsule products have patent coverage until 2015 and 2016, respectively. Salix is required to make an up-front payment and regulatory milestone payments to Dr. Falk Pharma, with the majority contingent upon achievement of U.S. regulatory approval. In addition, Salix will pay royalties on net sales. The up-front payment and any 2008 development-related costs associated with these products are incorporated into the Company’s previously stated guidance for 2008.

Budesonide is a potent steroid that undergoes rapid and extensive first pass metabolism. Dr. Falk Pharma markets budesonide in the United Kingdom as Budenofalk® 2mg Rectal Foam for the treatment of distal active ulcerative colitis and as Budenofalk® 3mg Gastro-resistant Capsules for the induction of remission of mild to moderate active Crohn’s disease or the symptomatic relief of chronic diarrhea due to collagenous colitis.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com . Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our need to return to profitability; the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New

Drug Applications and Investigational NDAs; market acceptance for approved products; the need to acquire new products; generic and other competition and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.